Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

P&F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$41,991,774.50	0.0001476	$6,197.99
Fees Previously Paid	—		—
Total Transaction Valuation	$41,991,774.50
Total Fees Due for Filing			$6,197.99
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$6,197.99

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of October 13, 2023, by and among P&F Industries, Inc., Tools AcquisitionCo, LLC and Tools MergerSub, Inc.

i.	Title of each class of securities to which the transaction applies: Common Stock, par value $1.00 per share, of P&F Industries, Inc.

ii.	Aggregate number of securities to which the transaction applies: As of November 2, 2023, 3,194,699 shares of P&F Industries, Inc. common stock (including 15,000 restricted shares of P&F Industries, Inc. common stock); and 78,750 shares of P&F Industries, Inc. common stock issuable upon the exercise of stock options.

iii.	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of (A) 3,194,699 shares of P&F Industries, Inc. common stock (including 15,000 restricted shares of P&F Industries, Inc. common stock) multiplied by $13.00 per share; and (B) options to purchase 78,750 shares of P&F Industries, Inc. common stock multiplied by $5.85 (the difference between $13.00 and the weighted average exercise price of $7.15 per share).

iv.	Proposed maximum aggregate value of transaction: $41,991,774.50

v.	Total fee paid: $6,197.99. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001476.